                                              EXECUTION COPY












                    PP&L RESOURCES, INC.



                       $300,000,000


                 REVOLVING CREDIT AGREEMENT



                       _________________



                 DATED AS OF May 30, 1996














                     TABLE OF CONTENTS



                                                     Page

SECTION 1.  Amounts and Terms of Loans                1
     1.1  Commitments                                 1
     1.2  Notices of Borrowing                        1
     1.3  Disbursement of Funds                       2
     1.4  Repayment of Loans; Evidence of Debt        3
     1.5  Special Payment Provisions                  4
     1.6  Fees                                        5
     1.7  Reductions in Total Commitments             6
     1.8  Compensation                                6

SECTION 1A.  Letters of Credit.                       6

SECTION 2.  Interest                                 11
     2.1  Rates of Interest                          11
     2.2  Determination of Rate of Borrowing         12
     2.3  Interest Payment Dates                     13
     2.4  Conversions; Interest Periods              13
     2.5  Increased Costs, Illegality, Etc.          14

SECTION 3.  Payments                                 18
     3.1  Payments on Non-Business Days              18
     3.2  Voluntary Prepayments                      19
     3.3  Method and Place of Payment, Etc.          19
     3.4  Net Payments                               20

SECTION 4.  Conditions Precedent                     21
     4.1  Conditions to Effectiveness                21
     4.2  Conditions to Each Loan and Each Issuance of
          Letter of Credit                           21

SECTION 5.  Covenants                                22
     5.1  Financial Statements                       23
     5.2  Mergers                                    24
     5.3  Ratings                                    24
     5.4  Indebtedness                               24
     5.5  Liens                                      24

SECTION 6.  Events of Default                        24
     6.1  Representations, Etc.                      24
     6.2  Principal and Interest                     25
     6.3  Defaults by Resources or PPLC Under
              Other Agreements                       25
     6.4   Judgments                                 25
     6.5   Bankruptcy, Etc.                          25
     6.6   Other Covenants                           26

SECTION 7.  Representations and Warranties           27
     7.1   Corporate Status                          27
     7.2   Authority; No Conflict                    27
     7.3   Legality, Etc.                            27
     7.4   Financial Statements                      27
     7.5   Litigation                                28
     7.6   No Violation                              28
     7.7   ERISA                                     28
     7.8   Consents                                  28
     7.9   Subsidiaries                              29
     7.10  Investment Company Act                    29
     7.11  Public Utility Holding Company Act        29
     7.12  Tax Returns                               29

SECTION 8.  Agent                                    29
     8.1   Appointment                               29
     8.2   Nature of Duties                          30
     8.3   Rights, Exculpation, Etc.                 30
     8.4   Reliance                                  31
     8.5   Indemnification                           31
     8.6   The Agent, Individually                   32
     8.7   Resignation by the Agent                  32

SECTION 9.  Miscellaneous                            32
     9.1   Definitions                               32
     9.2   Accounting Principles                     42
     9.3   Exercise of Rights                        42
     9.4   Amendment and Waiver                      43
     9.5   Expenses; Indemnification                 43
     9.6   Successors and Assigns                    45
     9.7   Notices, Requests, Demands                48
     9.8   Survival of Representations and
              Warranties                             48
     9.9   Governing Law                             48
     9.10  Counterparts                              49
     9.11  Effectiveness                             49
     9.12  Transfer of Office                        49
     9.13  Proration of Payments                     49
     9.14  Headings Descriptive                      50


EXHIBIT A - Opinion of Counsel

	     REVOLVING CREDIT AGREEMENT, dated as of May 30, 1996, among PP&L RESOURCES, INC., a Pennsylvania corporation ("Resources"), the banks listed on Schedule I hereto (each a "Bank" and collectively the "Banks") and CHEMICAL BANK, as fronting bank (in such capacity, the "Fronting Bank"), as collateral agent (in such capacity, the "Collateral Agent") and as Agent for the Banks to the extent and in the manner provided in Sec. 8 below (in such capacity, the "Agent") (all capitalized terms used herein shall have the meaning specified therefor in Sec. 9.1 unless otherwise defined herein).

                      W I T N E S S E T H :


	WHEREAS, subject to and upon the terms and conditions set forth herein, the Banks are willing to make available to Resources the credit facility herein provided;


	NOW, THEREFORE, it is agreed:

	SECTION 1.  Amounts and Terms of Loans.

	1.1 Commitments. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, at any time and from time to time prior to the Expiry Date, to make a loan or loans (each a "Loan" and collectively for all Banks, the "Loans") to Resources, which Loans (i) shall at the option of Resources, be initially maintained as Base Rate Loans or Eurodollar Loans, provided that all the Loans made by all the Banks at any one Borrowing hereunder must be either all Base Rate Loans or all Eurodollar Loans, (ii) may be repaid and borrowed in accordance with the provisions hereof and (iii) shall not exceed in aggregate principal amount at any time outstanding the difference between such Bank's Commitment and the L/C Exposure of such Bank at such time.

	1.2 Notices of Borrowing. Whenever Resources desires to make a Borrowing hereunder, it shall give the Agent at the Payment Office (i) no later than 12:00 Noon (New York time) at least three Business Days' prior written notice or telephonic notice (confirmed in writing) of each Eurodollar Loan to be made hereunder and (ii) no later than 10 A.M.
(New York time) on the date of such Borrowing written notice or telephonic notice (confirmed in writing) of each Base
Rate Loan to be made hereunder. Each such notice (each a "Notice of Borrowing") shall specify the aggregate principal amount Resources desires to borrow hereunder, the date of Borrowing (which shall be a Business Day), the Type of Loans to be made pursuant to such Borrowing and the Interest
Period to be applicable thereto. The Agent shall promptly give each Bank telephonic notice (confirmed in writing) of the proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing. Each Borrowing shall be in an integral multiple of $500,000 and not less than $10,000,000 and shall be made from each Bank in the proportion which its respective Commitment bears to the Total Commitment except as otherwise specifically provided in Sec. 2.5. The failure of any Bank to make any Loan required hereby shall not release any other Bank from its obligation to make Loans as provided herein.

	1.3 Disbursement of Funds. (a) No later than 12:00 Noon (New York time) (or, in the case of Base Rate Loans, 2:00 P.M. (New York time)) on the date specified in each Notice of Borrowing each Bank will make available the amount of its pro rata portion of the Loans requested to be made on such date in U.S. dollars and in immediately available funds, to the Agent at the Payment Office. The Agent will make available to Resources not later than 1:00 P.M. (New York time) (or, in the case of Base Rate Loans, 3:00 P.M. (New York time)) on such date at the Payment Office the aggregate of the amounts in immediately available funds made available by the Banks against delivery to the Agent at the Payment Office, or at such other office as the Agent may specify, of the documents and papers provided for herein. The Agent shall deliver the documents and papers received by it for the account of each Bank to such Bank or upon its order.

	     (b) If the Fronting Bank shall not have received from Resources the payment required to be made by Resources pursuant to Sec. 1A(e) within the time specified in such Section, the Fronting Bank will promptly notify the Agent of the L/C Disbursement and the Agent will promptly notify each Bank of such L/C Disbursement and its Applicable Percentage thereof. Not later than 2:00 P.M. (New York time) on such date (or, if such Bank shall have received such notice later than 12:00 Noon (New York time) on any day, no later than 10:00 A.M. (New York time) on the immediately following Business Day), each Bank will make available the amount of its Applicable Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan of such Bank and such payment shall be deemed to have reduced the L/C Exposure) in immediately available funds, to the Agent at the Payment Office, and the Agent will promptly pay to the Fronting Bank amounts so received by it from the Banks. The Agent will promptly pay to the Fronting Bank any amounts received by it from Resources pursuant to Sec. 1A(e) prior to the time that any Bank makes any payment pursuant to this paragraph (b), and any such amounts received by the Agent thereafter will be promptly remitted by the Agent to the Banks that shall have made such payments and to the Fronting Bank, as their interests may appear. If any Bank shall not have made its Applicable Percentage of such L/C Disbursement available to the Agent as provided above, such Bank agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Agent for the account of the Fronting Bank at, for the first such day, the Federal Funds Rate, and for each day thereafter, the Base Rate.

	1.4 Repayment of Loans; Evidence of Debt. (a) The outstanding principal balance of each Loan shall be payable on the Expiry Date. Each Loan shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Sec. 2.1. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement. The Agent shall maintain the Register pursuant to Sec. 1.4(b), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Resources to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder from Resources and each Bank's share thereof. The entries made in the Register and accounts maintained pursuant to this Sec. 1.4 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Bank or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein shall not in any manner affect the obligations of Resources to repay the Loans in accordance with their terms.

	     (b)  The Agent shall maintain at the Payment
Office a register for the recordation of the names and addresses of the Banks, the Commitments of the Banks from time to time, and the principal amount of the Loans owing to each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by Resources, the Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

	1.5 Special Payment Provisions. Unless the Agent shall have been notified by any Bank prior to any Borrowing Date that such Bank does not intend to make available to the Agent such Bank's portion of the Loans to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such Borrowing Date and the Agent may, in reliance upon such assumption, make available to Resources a corresponding amount. If such amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify Resources and Resources shall pay such amount to the Agent.
 The Agent shall also be entitled to recover from such Bank or Resources, as the case may be, interest on such amount in respect of each day from the date such amount was made available by the Agent to Resources to the date such amount is recovered by the Agent, at a rate per annum equal to (i) in the case of such Bank, the Federal Funds Rate and (ii) in the case of Resources, the applicable rate provided in Sec. 2.1 for the applicable Type of Loan. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which Resources may have against any Bank as a result of the failure of such Bank to perform its obligations hereunder.

	1.6 Fees. (a) Resources agrees to pay to the Agent for pro rata distribution to each Bank a Facility Fee (the "Facility Fee"), for the period from the Closing Date until the Expiry Date (or such earlier date as the Total Commitment shall be terminated), on the average daily Total Commitment, computed at the Applicable Facility Fee Percentage per annum computed on the basis of the number of days actually elapsed over a year of 365 or 366 days and payable quarterly in arrears on the last day of each calendar quarter and on the Expiry Date (or such earlier date as the Total Commitment shall be terminated).

	     (b) Resources agrees to pay (i) to the Agent for pro rata distribution to each Bank a fee (an "L/C Participation Fee"), for the period from the Closing Date until the Expiry Date (or such earlier date as all Letters of Credit shall be canceled or expire and the Total Commitment shall be terminated), on the average daily L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), at the rate per annum equal to the Applicable Eurodollar Margin from time to time in effect and payable quarterly in arrears on the last day of each calendar quarter and on the date on which the Total Commitment shall be terminated as provided herein and
(ii) to the Fronting Bank a fee for the period from the Closing Date until the Expiry Date (or such earlier date as all Letters of Credit shall be canceled or expire and the Total Commitment shall be terminated), on the average daily L/C Exposure, at the rate of 0.10% per annum and payable quarterly in arrears on the last day of each calendar quarter and on the Expiry Date (or such earlier date as the Total Commitment shall be terminated as provided herein), plus, in connection with the issuance, amendment or transfer of any Letters of Credit or L/C Disbursement, the Fronting Bank's customary documentory and processing charges (collectively, the "Fronting Bank Fees"). All L/C Participation Fees and Fronting Bank Fees shall be computed on the basis of the number of days actually elapsed over a year of 365 or 366 days.

	1.7 Reductions in Total Commitments. Resources shall have the right, upon at least 3 Business Days' prior written notice to the Agent at the Payment Office (which notice the Agent shall promptly transmit to each of the Banks), to re-duce permanently the Total Commitment, in an aggregate amount equal to an integral multiple of $500,000 and not less than $10,000,000, or to terminate the unutilized portion of the Total Commitment, provided that (i) any such reduction or termination shall apply proportionately to the Commitments of the Banks and (ii) no such termination or reduction shall be made that would reduce the Total Commitments to an amount less than the sum of the aggregate outstanding principal amount of Loans and the aggregate L/C Exposure.

	1.8 Compensation. Resources shall compensate each Bank, upon such Bank's written request given promptly after learning of the same, for all losses, expenses and liabil-ities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry its Eurodollar Loans and any loss sustained by such Bank in connection with the re-employment of such funds), which the Bank sustains: (i) if for any reason (other than a failure of such Bank to perform its obligations) a Borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Notice of Borrowing or notice of conversion (whether or not withdrawn or cancelled pursuant to Sec. 2.5 or otherwise), (ii) if any repayment or conversion (pursuant to Sec. 2.5 or otherwise) of any of its Eurodollar Loans occurs on a date which is not the last day of the Interest Period applicable thereto, or (iii) without duplication of any amounts paid pursuant to Sec. 2 hereof, as a consequence of any other default by Resources to repay its Eurodollar Loans when required by the terms of this Agreement. A certificate as to any amounts payable to any Bank under this Sec. 1.8 submitted to Resources by such Bank shall show the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

	     SECTION 1A.  Letters of Credit. (a)  General.
Resources may from time to time request the issuance of Letters of Credit for its own account (for obligations of Resources or any of its subsidiaries), denominated in dollars, in form reasonably acceptable to the Agent and the Fronting Bank, at any time and from time to time while the Commitments remain in effect. This Section shall not be construed to impose an obligation upon the Fronting Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

	     (b)  Notice of Issuance, Amendment, Renewal,
Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), Resources shall hand deliver or telecopy to the Fronting Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit Resources shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $5,000,000 and (B) the Aggregate Credit Exposure shall not exceed the Total Commitment.

	     (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the date that is five Business Days prior to the Expiry Date, unless such Letter of Credit expires by its terms on an earlier date.
	     (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Fronting Bank or the Banks, the Fronting Bank hereby grants to each Bank, and each such Bank hereby acquires from the Fronting Bank, a participation in such Letter of Credit equal to such Bank's Applicable Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Fronting Bank, such Bank's proportionate share of each L/C
Disbursement made by the Fronting Bank and not reimbursed by Resources forthwith on the date due as provided in Sec. 1.3(b). Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

	     (e) Reimbursement. If the Fronting Bank shall make any L/C Disbursement in respect of a Letter of Credit, Resources shall pay to the Agent an amount equal to such L/C
 Disbursement not later than two hours after Resources shall have received notice from the Fronting Bank that payment of such draft will be made, or, if Resources shall have received such notice later than 10:00 A.M. (New York time) on any Business Day, not later than 10:00 A.M. (New York time) on the immediately following Business Day.

	     (f) Obligations Absolute. Resources' obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

	     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

	     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

	     (iii) the existence of any claim, setoff, defense or other right that Resources, any other party guaranteeing, or otherwise obligated with, Resources or any subsidiary or other affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Fronting Bank, the Agent or any Bank or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

	     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

	     (v) payment by the Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

	     (vi) any other act or omission to act or delay of any kind of the Fronting Bank, the Banks, the Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of Resources' obligations hereunder.

	     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of Resources hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Fronting Bank.
However, the foregoing shall not be construed to excuse the Fronting Bank from liability to Resources to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Resources to the extent permitted by applicable law) suffered by Resources that are caused by the Fronting Bank's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Fronting Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Fronting Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Fronting Bank.

	     (g) Disbursement Procedures. The Fronting Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Fronting Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Agent and Resources of such demand for payment and whether the Fronting Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Resources of its obligation to reimburse the Fronting Bank and the Banks with respect to any such L/C Disbursement.
The Agent shall promptly give each Bank notice thereof.

	     (h) Interim Interest. If the Fronting Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless Resources shall reimburse such L/C Disbursement in full on the date thereof, the unpaid amount thereof shall bear interest for the account of the Fronting Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by Resources or the date on which interest shall commence to accrue on the Base Rate Loans resulting from such L/C Disbursement as provided in Sec. 1.3(b), at the rate per annum that would apply to such amount if such amount were a Base Rate Loan.

	     (i) Cash Collateralization. If any Event of Default shall occur and be continuing, Resources shall, on the Business Day it receives notice from the Agent or the Required Banks thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Banks, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest. Moneys in such account shall automatically be applied by the Agent to reimburse the Fronting Bank for L/C Disbursements for which it has not been reimbursed, and any remaining amounts will either (i) be held for the satisfaction of the reimbursement obligations of Resources for the L/C Exposure at such time or (ii) if the maturity of the Loans has been accelerated, be applied to satisfy the obligations under this Agreement.
 If Resources is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Resources within three Business Days after all Events of Default have been cured or waived.

	     SECTION 2.  Interest.

	2.1 Rates of Interest. (a) Resources agrees to pay interest in respect of the unpaid principal amount of each
 Base Rate Loan from the date the proceeds thereof are made
  available to Resources until prepayment pursuant to Sec. 3 or maturity (whether by acceleration or otherwise) at a rate per annum which shall be the Base Rate in effect from time to time.

	     (b) Resources agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Resources until prepayment pursuant to Sec. 3 or maturity (whether by acceleration or otherwise) at a rate per annum which shall be the relevant Quoted Rate plus the Applicable Eurodollar Margin.

	     (c) Resources agrees to pay interest in respect of overdue principal of, and (to the extent permitted by law) overdue interest in respect of, each Loan, on demand, at a rate per annum which shall be 2% in excess of the Base Rate in effect from time to time.

	     (d) Interest shall be computed on the actual number of days elapsed on the basis of a 360-day year;
provided, however, that for any rate of interest determined by reference to the Prime Rate, interest shall be computed on the actual number of days elapsed on the basis of a year of 365 or 366 days.

		(e) In computing interest on the Loans, the date of the making of a Loan shall be included and the date of payment shall be excluded, provided, however, that if a Loan is repaid on the same day on which it is made, such day shall nevertheless be included in computing interest thereon.

	2.2 Determination of Rate of Borrowing. As soon as practicable after 10:00 A.M. (New York time) on the second Business Day prior to the commencement of the Interest Period with respect to Eurodollar Loans, the Agent shall determine (which determination, absent manifest error, shall be final, conclusive and binding upon all parties) the rate of interest which shall be applicable to the Eurodollar Loans for the Interest Period applicable thereto and shall promptly give notice thereof (in writing or by telephone, confirmed in writing) to Resources and the Banks. In the event that there is no applicable rate for the Eurodollar
Loans: (i) the Agent shall promptly give notice thereof (in writing or by telephone, confirmed in writing) to Resources and the Banks and (ii) such Loans shall be deemed to have been requested to be made as Base Rate Loans and (iii) the rate applicable to such Loans shall be the Base Rate in effect from time to time.

	2.3 Interest Payment Dates. Accrued interest shall be payable (i) in respect of each Eurodollar Loan, at the end of the Interest Period relating thereto and in respect of each Loan with an Interest Period of longer than 3 months, on each 3-month anniversary of the first day of such Interest Period, (ii) in respect of each Base Rate Loan, at the end of each Interest Period relating thereto and (iii) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

	2.4 Conversions; Interest Periods. (a) Resources shall have the option to convert on any Business Day, all or a portion at least equal to $10,000,000 of the outstanding principal amount of the Loans made pursuant to one or more Borrowings of one Type of Loans into a Borrowing or Borrowings of another Type of Loan, provided that (i) except as provided in Sec.2.5(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Loans pursuant to such Borrowing to less than $10,000,000 and (ii) Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion. Each such conversion shall be effected by Resources by giving the Agent at its Payment Office, prior to 12:00 Noon (New York time), at least three Business Days (or by 12:00 Noon on the same Business Day in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") spec-ifying the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

	     (b)  At the time Resources gives a Notice of
Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans (in the case of any subsequent Interest Period), Resources shall have the right to elect, by giving the Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of Resources, be a one, two, three or six month period or, subject to availability on the part of each Bank, such shorter period as ends on the Expiry Date. Notwithstanding anything to the contrary contained above:

	     (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest
Period expires;

	     (ii)  if any Interest Period applicable to a
Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest
Period shall end on the last Business Day of such calendar month;

	     (iii)  no Interest Period in respect of any
Borrowing of Loans shall extend beyond the Expiry Date; and

	     (iv) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period.

If upon the expiration of any Interest Period, Resources has failed to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above or is unable to elect a new Interest Period as a result of Sec. 2.4(a)(ii) above, Resources shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

	2.5 Increased Costs, Illegality, Etc. (a) In the event that any Bank (including the Agent and the Fronting
Bank) shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties but, with respect to the following clauses (i), (ii) and
(iii), shall be made only after consultation with Resources and the Agent on the date of such determination) that:

	     (i) on any date for determining the Quoted Rate for any Interest Period, by reason of any change after the date hereof affecting the interbank Eurodollar market or affecting the position of the Agent in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the Quoted Rate; or

	     (ii) at any time, by reason of (y) any change after the date hereof in any applicable law or governmental rule, regulation or order (or any interpretation thereof by a governmental authority or otherwise (provided that, in the case of an interpretation not by a governmental authority, such interpretation shall be made in good faith and shall have a reasonable basis) and including the introduction of any new law or governmental rule, regulation or order), to the extent not provided for in clause (iii) below, or (z) in the case of Eurodollar Loans, other circumstances affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market, the Quoted Rate shall not represent the effective pricing to such Bank for funding or maintaining the affected Eurodollar Loan; or

	     (iii) at any time, by reason of the requirements of Regulation D or other official reserve requirements, the Quoted Rate shall not represent the effective pricing to such Bank for funding or maintaining the affected
Eurodollar Loan; or

	     (iv) at any time, that the making or continuance of any Eurodollar Loan or the issuance of any Letter of Credit has become unlawful by compliance by such Bank or by the Fronting Bank in good faith with any law, governmental rule, regulation, guideline or order, or would cause severe hardship to such Bank or to the Fronting Bank as a result of a contingency occurring after the date hereof which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, the Bank so affected shall on such date of determination give notice (by telephone con-firmed in writing) to Resources and (except with respect to clause (iii) of this Sec. 2.5(a)) to the Agent (who shall give similar notice to each Bank) of such determination. Thereafter, (x) in the case of clause (i), (ii) or (iii) above, Resources shall pay to such Bank, upon written demand therefor, such additional amounts deemed in good faith by such Bank to be material (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its discretion shall determine) as shall be required to cause such Bank to receive interest with respect to its affected Eurodollar Loan at a rate per annum equal to the then Applicable Eurodollar Margin in excess of the effective pricing to such Bank to make or maintain such Eurodollar Loan and (y) in the case of clause
(iv), Resources shall take one of the actions specified in Sec. 2.5(b) as promptly as possible and, in any event, within the time period required by law. A certificate as to additional amounts owed any such Bank, showing in reasonable detail the basis for the calculation thereof, submitted to Resources and (except with respect to clause (iii) of this Sec. 2.5(a)) the Agent by such Bank shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto.

	     (b)  At any time that any of its Loans are
affected by the circumstances described in Sec. 2.5(a) (other than clause (iii) thereof) Resources may (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent notice thereof by telephone (confirmed in writing) on the same date that Resources was notified by the affected Bank pursuant to Sec. 2.5(a) or (ii) if the affected Eurodollar Loan is then outstanding, upon at least 3 Business Days' written notice to the Bank, require the Bank to convert such Eurodollar Loan into a Base Rate Loan; provided that if more than one Bank is affected at any time, then all affected Banks must be treated in the same manner pursuant to this Sec. 2.5(b).

	     (c) In the event that Resources shall be paying additional amounts to a Bank pursuant to Sec. 2.5(a)(i) or
(ii) or Sec. 2.5(d) (and, in the case of Sec. 2.5(d), such Bank has not eliminated the increased costs by designating a new Applicable Lending Office) or is unable to incur a Eurodollar Loan from such Bank because of the existence of a condition described in Sec. 2.5(a)(iv) (any such Bank, an "Affected Bank") covering a period of 90 consecutive days, Resources, the Agent and the Affected Bank shall consult with a view towards (but being under no obligation to) amending this Agreement, with the consent of the Banks other than the Affected Bank (the "Unaffected Banks") which, at such time, have outstanding two-thirds of the aggregate principal amount of the Loans outstanding hereunder (exclu-sive of the aggregate principal amount of the Loans out-standing of the Affected Bank), to provide for (i) the term-ination of the Affected Bank's Commitment, provided that such termination is accompanied by payment in full of the outstanding amount of all Loans of the Affected Bank, interest accrued on such amount to the date of payment and all other liabilities and obligations of Resources hereunder (including, without limitation, amounts payable pursuant to Sec. 1.8, Sec. 2.5(a) or Sec. 2.5(d)), and (ii) the substitution of another bank for the Affected Bank and/or the increase, pro rata or otherwise, of the Commitments of the Unaffected Banks or otherwise, so that the Total Commitment remains the amount which would be applicable in the absence of the occurrence of clause (i) of this Sec. 2.5(c); provided that no Commitment of any Unaffected Bank may be changed without the consent of such Bank.

	     (d) If any Bank reasonably determines at any time that any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on the existence of such Bank's Commitment hereunder or its obligations hereunder or under any Letter of Credit, then promptly upon receipt of a written demand from such Bank meeting the requirements of this Sec. 2.5(d), Resources shall pay such Bank such addi-tional amounts as shall be required to compensate such Bank for the increased cost to such Bank as a result of such increase in capital for the first Compensation Period (as defined below). After the initial written demand for payment in respect of this Sec. 2.5(d) is delivered to Resources by such Bank, written demand for payment may be submitted for each Compensation Period thereafter that this Agreement remains in effect as to such Bank. Each such written demand shall (i) specify (a) the event pursuant to which such Bank is entitled to claim the additional amount,
(b) the date on which the event occurred and became applicable to the Bank and (c) the Compensation Period for which the amount is due and (ii) set out in reasonable detail the basis and computation of such additional amount.
 The period for which the additional amounts may be claimed by such Bank (the "Compensation Period") shall be the lesser of (x) the number of days actually elapsed since the date the event occurred and became applicable to such Bank or (y)
90 days. Payments made by Resources to any Bank in respect of this Sec. 2.5(d) shall be made on the last day of the Compensation Period specified in each written demand with a final payment to be made on the date of termination of this Agreement as to such Bank. Provided that each Bank acts reasonably and in good faith and uses averaging and attribution methods which are reasonable in determining any additional amounts due under this Sec. 2.5(d), such Bank's determination of compensation owing under this Sec. 2.5(d) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. No Bank shall be entitled to compensation under this Sec. 2.5(d) for any costs incurred with respect to any date unless it shall have notified Resources that it will demand compensation for such costs not more than 60 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs.

	     (e) Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Sec. 2.5(d) with respect to such Bank, such Bank shall, if requested by Resources, designate another Applicable Lending Office for any Loans affected by such event with the objective of eliminating, avoiding or mitigating the consequence of the event giving rise to the operation of such section; provided that such Bank and its Applicable Lending Office shall not, in the sole judgment of such Bank, suffer any economic, legal or regulatory disadvantage. Nothing in this Sec.
2.5(e) shall affect or postpone any of the obligations of Resources or the right of any Bank provided in Sec. 2.5(d).

	     SECTION 3.  Payments.

	3.1 Payments on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, if a payment of principal has been so extended, interest shall be payable on such principal at the applicable rate during such extension.

	3.2 Voluntary Prepayments. Resources shall have the right to prepay the Loans in whole or in part, without premium or penalty, from time to time pursuant to this Sec. 3.2 on the following terms and conditions: (i) Resources shall give the Agent at the Payment Office at least 3 Business Days' prior written notice or telephonic notice (confirmed in writing) of its intent to prepay such Loans, which notice shall specify the amount of such prepayment and the specific Borrowing to be prepaid, which notice the Agent shall promptly transmit to each of the Banks; (ii) each prepayment shall be in an integral multiple of $500,000 and not less than $10,000,000 (or, if less, the amount then remaining outstanding in respect of the Borrowing being prepaid); (iii) each prepayment in respect of Loans made pursuant to one Borrowing shall be applied pro rata among the Banks on the basis of such Loans, except as otherwise provided in Sec. 2.5; (iv) at the time of any prepayment, Resources shall pay all interest accrued on the principal amount of said prepayment and, if Resources prepays any Eurodollar Loan on any day other than the last day of an Interest Period applicable thereto, Resources shall compensate the Banks for losses sustained as a result of such prepayment to the extent and as provided in Sec. 1.8.

	3.3 Method and Place of Payment, Etc. Except as expressly provided herein, all payments under this Agreement shall be made to the Agent for the ratable account of the Banks not later than Noon (New York time) on the date when due and shall be made in freely transferable U.S. dollars and in immediately available funds at the Payment Office (if such payment is made in respect of principal of or interest on any Eurodollar Loan, for the account of such non-U.S. office of the Agent as the Agent may from time to time direct). Unless the Agent shall have been notified by Resources prior to the date on which any payment to be made by Resources hereunder is due that Resources does not intend to remit such payment, the Agent may, at its discretion, assume that Resources has remitted such payment when so due and the Agent may, at its discretion and in reliance upon such assumption, make available to each Bank (for the account of its applicable lending office) on such payment date an amount equal to such Bank's share of such assumed payment. If Resources has not in fact remitted such payment to the Agent, each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Rate. On the commencement date of each Interest Period and on each date occurring two Business Days prior to an Interest Payment Date, the Agent shall notify Resources of the amount of interest and/or fees due at the end of such Interest Period or on such Interest Payment Date (assuming, in the case of Base Rate Loans, that there is no change in the rate of the applicable Base Rate Loan); provided, however, that failure to so notify Resources shall not affect Resources's obligation to make any such payments.

	3.4 Net Payments. All payments under this Agreement shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments of principal and interest in connection with Loans (after deduction or withholding for or on account of (i) any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except such taxes referred to in clause (ii) below) on or measured by the net income of a Bank pursuant to the income tax laws of the jurisdiction where such Bank's principal or lending office is located or in which such Bank maintains a place of business (collectively the "Taxes") and
(ii) deduction of an amount equal to any taxes on or measured by the net income payable by any such Bank with respect to the amount by which the payments required to be made by this Sec. 3.4 exceed the amount otherwise specified to be paid under this Agreement) shall not be less than the amounts otherwise specified to be paid under this Agreement.
 A certificate as to any additional amounts payable to any Bank under this Sec. 3.4 submitted to Resources by such Bank shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, Resources shall promptly furnish to each Bank such certificates, receipts and other documents as may be required (in the judgment of such Bank) to establish any tax credit to which such Bank may be entitled.

	     SECTION 4.  Conditions Precedent.

	4.1  Conditions to Effectiveness.  On the Closing Date:

	     (a) Opinion of Counsel for Resources. The Agent shall have received from the General Counsel of Resources or Senior Counsel for PPLC a favorable opinion, in sufficient copies for each of the Banks and the Fronting Bank and dated the Closing Date (which the Agent will forward to the Banks and the Fronting Bank), substantially in the form of Exhibit
A hereto.

	     (b) Opinion of Counsel for the Agent. The Agent shall have received in sufficient counterparts for each of the Banks and the Fronting Bank and dated the Closing Date (which the Agent will forward to the Banks and the Fronting
Bank), an opinion of Cravath, Swaine & Moore, special counsel for the Agent, addressed to the Agent, the Fronting Bank and the Banks, with respect to the enforceability of this Agreement against Resources.

	     (c) Documentation and Proceedings. All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement (including resolutions of the Board of Directors of Resources and certificates as to the incumbency of the officers signing this Agreement or any certificate delivered in connection herewith) shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all documents that it has requested, such documents where appropriate to be certified by proper corporate or governmental authorities.

	     (d) Agreement. The Agent shall have received from each of the Banks, the Fronting Bank and Resources a duly executed and delivered counterpart hereof.

	     (e) The conditions set forth in Sec. 4.2 (other than Sec. 4.2(c)) shall have been satisfied.

	4.2 Conditions to Each Loan and Each Issuance of a Letter of Credit. The obligation of each Bank to make each Loan (excluding any conversions of one Type of Loan to another Type pursuant to Sec. 2.5(b)) and of the Fronting Bank to issue each Letter of Credit to Resources hereunder is subject, at the time of the making of each such Loan and the issuance of each such Letter of Credit (except as hereinafter indicated), to the satisfaction of the following conditions, with the making of each such Loan and the issuance of each such Letter of Credit constituting a representation and warranty by Resources that the conditions specified in Sections 4.2(a) and (b) below are then satisfied:

	     (a) No Default. At the time of the making of each such Loan and the issuance of each such Letter of Credit and after giving effect thereto, there shall exist no Default or Event of Default.

	     (b) Representations and Warranties. At the time of the making of each such Loan and the issuance of each such Letter of Credit and after giving effect thereto, all representations and warranties contained in Sec. 7 hereof shall be true and correct with the same force and effect as though such representations and warranties had been made as of such time.

	     (c) Notice of Borrowing. The Agent shall have received Notice of Borrowing as required by Sec. 1.2 or, in the case of the issuance of a Letter of Credit, the Fronting Bank and the Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Sec. 1A(b).

	     (d) No Adverse Change. Since December 31, 1995, there shall have been no change in the business, assets, financial condition or operations of Resources and its Subsidiaries taken as a whole which materially and adversely affects the ability of Resources to perform any of its obligations hereunder.


	     SECTION 5.  Covenants.

	     While this Agreement is in effect and until the Total Commitment has been terminated, all obligations hereunder and under the Notes shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, Resources agrees that:

	5.1  Financial Statements.  It will furnish to each
Bank:

	     (a) within 120 days after the end of each of its fiscal years (i) an auditors' report, including a balance sheet as at the close of such fiscal year and statements of income, shareowners' common equity and cash flows for such year for Resources and its consolidated Subsidiaries prepared in conformity with GAAP, with an opinion expressed by Price Waterhouse LLP or other independent auditors of recognized standing selected by Resources and (ii) a balance sheet as at the close of such fiscal year and statements of income, shareholders common equity and cash flows for such year for Resources;

	     (b) within 60 days after the end of each of the first three quarters in each of Resources's fiscal years, a balance sheet as at the close of such quarterly period and statements of income, shareowners' common equity and cash flows for such quarterly period for (i) Resources and
(ii) Resources and its consolidated Subsidiaries, in the case of the statements for Resources and its consolidated Subsidiaries, prepared in conformity with GAAP;

	     (c) within 120 days after the end of each of its fiscal years, a copy of each of Resources's and PPLC's Form 10-K Report to the Securities and Exchange Commission
("SEC") and within 60 days after the end of each of the first three quarters in each of Resources's fiscal years, a copy of each of Resources's and PPLC's Form 10-Q Report to the SEC;

	     (d)  from time to time, with reasonable
promptness, such further information regarding Resources's business, affairs and financial condition as such Bank and the Fronting Bank may reasonably request; and

	     (e) upon acquiring knowledge of the existence of a Default or Event of Default, Resources will promptly deliver to each Bank and the Fronting Bank a certificate of a financial officer of Resources specifying: (i) the nature of such Default or Event of Default, (ii) the period of the existence thereof, and (iii) the actions that Resources proposes to take with respect thereto.

	     The financial statements required to be furnished pursuant to clauses (a) and (b) above, shall be accompanied by a certificate of a principal financial officer of Resources to the effect that no Default or Event of Default has occurred and is continuing.

	5.2 Mergers. It will not merge or consolidate (other than a merger or consolidation under which Resources is the surviving corporation) with any Person. It will not sell, transfer or otherwise dispose of any common stock of PPLC or stock convertible into common stock of PPLC or of all or substantially all of its other assets, except in the case of such other assets, in the ordinary course of its business.

	5.3 Ratings. It will use its best efforts to promptly notify the Banks upon obtaining knowledge of any change in, or cessation of, ratings of PPLC's First Mortgage Bonds by Moody's or S&P.

	5.4 Indebtedness. It will not incur, create or suffer to exist any Indebtedness if, after giving effect thereto, the aggregate amount of Indebtedness of Resources (including any Indebtedness outstanding hereunder) would exceed
$1,000,000,000 at any time outstanding.

	5.5 Liens. It will not create, incur, or suffer to exist any Lien in or on the common stock of PPLC or on stock convertible into the common stock of PPLC (in either case, now or hereafter acquired) other than Permitted Liens.

	     SECTION 6.  Events of Default.

	     Upon the occurrence of any of the following events
(each an "Event of Default"):

	6.1 Representations, Etc. Any certificate furnished by Resources to the Banks and the Fronting Bank pursuant hereto shall prove to have been incorrect in any material respect or any of the representations and warranties made by Resources herein or in connection herewith shall prove to have been incorrect in any material respect when made; or

	6.2 Principal and Interest. Resources shall fail to make any payment of principal or interest on any Loan or any other payment payable by Resources hereunder (including the reimbursement of any L/C Disbursement) within 10 days of the due date thereof; or

	6.3 Defaults by Resources or PPLC Under Other Agreements. Resources or PPLC shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $50,000,000 beyond any period of grace provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness in a principal amount in excess $50,000,000 beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity; or

	6.4 Judgments. Resources or PPLC shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 that is not stayed on appeal or otherwise being appropriately contested in good faith; or

	6.5 Bankruptcy, Etc. Resources shall commence a vol-untary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Resources or such case is controverted but is not dismissed within 60 days after the commencement of the case; or Resources is not generally paying its debts as they become due; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Resources or Resources commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insol-vency or liquidation or similar law of any jurisdiction whe-ther now or hereafter in effect relating to Resources or there is commenced against Resources any such proceeding which remains undismissed for a period of 60 days or Resources is adjudicated insolvent or bankrupt; or Resources fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or Resources by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian or the like for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 60 days; or Resources makes a general assignment for the benefit of creditors; or any corporate action is taken by Resources for the purpose of effecting any of the foregoing; or

	6.6 Other Covenants. Resources shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days after written notice thereof shall have been received by Resources from the Agent or the Required Banks;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, either or both of the following actions may be taken: (i) the Agent, at the direction of the Required Banks, shall by written notice to Resources, declare the principal of and accrued interest in respect of all of the outstanding Loans to be, whereupon the same and all other amounts due hereunder shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Resources, anything contained herein to the contrary notwithstanding, and (ii) the Agent, at the direction of the Required Banks, shall by written notice to Resources, declare the Total Commitment terminated, whereupon the Commitment of each Bank and the obligation of each Bank to make its Loans hereunder shall terminate immediately and any accrued Facility Fee shall forthwith become due and payable without any other notice of any kind; provided that if an Event of Default described in Sec. 6.5 shall occur, the result which would otherwise occur only upon the giving of written notice by the Agent to Resources as specified in clauses (i) and (ii) above shall occur automatically without the giving of any such notice and without any instruction by the Required Banks to give such notice.

	     SECTION 7.  Representations and Warranties.

		In order to induce the Banks and the Fronting Bank to enter into this Agreement and to make the Loans and issue the Letters of Credit provided for herein, Resources makes the following representations and warranties to the Banks and the Fronting Bank:

	7.1 Corporate Status. Resources is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to make and perform this Agreement and to borrow hereunder.

	7.2  Authority; No Conflict.  The making and
performance by Resources of this Agreement have been duly authorized by all necessary corporate action and do not and will not violate any provision of law or regulation, or any decree, order, writ or judgment, or any provision of its charter or by-laws, or result in the breach of or constitute a default under any indenture or other agreement or instrument to which it is a party.

	7.3 Legality, Etc. This Agreement constitutes the legal, valid and binding obligation of Resources enforceable in accordance with its terms except to the extent limited by bankruptcy, insolvency or reorganization laws or by other laws relating to or affecting the enforceability of credi-tors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies.

	7.4  Financial Statements.  The financial statements of
(i) Resources and (ii) Resources and its consolidated Subsidiaries for the year ended as at December 31, 1995, furnished to the Banks, fairly present the financial position of Resources and Resources and its consolidated Subsidiaries, as the case may be, at December 31, 1995 and the results of their operations for the year then ended and, in the case of the statements for Resources and its consolidated Subsidiaries, were prepared in accordance with GAAP. Since that date there has been no adverse change in the business, assets, financial condition or operations of Resources which would materially and adversely affect the ability of Resources to perform any of its obligations hereunder.

	7.5 Litigation. Except as disclosed in or contem-plated by Resources's Form 10-K Report to the SEC for the year ended December 31, 1995, furnished to the Banks, no litigation, arbitration or administrative proceeding is pending or, to the knowledge of Resources, threatened, which, if determined adversely to Resources, would materially and adversely affect the ability of Resources to perform any of its obligations under this Agreement. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of Resources, threatened which questions the validity of this Agreement.

	7.6 No Violation. No part of the proceeds of the borrowings under this Agreement or of any Letter of Credit will be used, directly or indirectly, by Resources for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulations G, U or X of said Board of Governors. Resources is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock."

	7.7 ERISA. There have not been any "reportable events," as that term is defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended, which would result in a material liability to Resources.

	7.8 Consents. No authorization, consent or approval from governmental bodies or regulatory authorities is required for the making and performance of this Agreement by Resources, except such authorizations, consents and approvals as have been obtained prior to the making of any Loans and are in full force and effect at the time of the making of each Loan.

	7.9 Subsidiaries. The assets of all Subsidiaries of PPLC do not comprise in the aggregate more than 20% of the total consolidated assets of PPLC.

	7.10 Investment Company Act. Neither Resources nor any Subsidiary thereof is an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, in order not to be subject to the prohibitions of Section 7 of such Act.

	7.11 Public Utility Holding Company Act. Resources is a "holding company" within the meaning of the Public Utility
Holding Company Act of 1935, as amended, but is exempt from such Act (except for the provisions of Section 9(a)(2) thereof) by virtue of an order of the SEC pursuant to
Section 3(a)(1) thereof.

	7.12 Tax Returns. Resources has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Resources shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP.

	     SECTION 8.  Agent.

	8.1 Appointment. The Banks hereby appoint Chemical Bank as Agent (such term to include Agent acting as Agent) to act as herein specified. Each Bank and the Fronting Bank hereby irrevocably authorizes, and each assignee of any Bank or the Fronting Bank shall be deemed irrevocably to author-ize, the Agent to take such action on their behalf under the provisions of this Agreement and any instruments, documents and agreements referred to herein (such instruments, documents and agreements being herein referred to as the "Loan Documents") and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

	8.2 Nature of Duties. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Bank or of the Fronting Bank.
 Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein. Each Bank and the Fronting Bank shall make its own independent investigation of the financial condition and affairs of Resources and its Subsidiaries in connection with the making and the continuance of the Loans and the issuance of Letters of Credit hereunder and shall make its own appraisal of the creditworthiness of Resources; and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank or the Fronting Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of Letters of Credit or at any time or times thereafter. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.
 The Agent shall not be responsible to any Bank or the Fronting Bank for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Sec. 8.3.

	8.3 Rights, Exculpation, Etc. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable to any Bank or to the Fronting Bank for any action taken or omitted by it hereunder or under any of the Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The Agent shall not be responsible to any Bank or to the Fronting Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the financial condition of Resources. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Resources, or the existence or possible existence of any Default or Event of Default. The Agent may at any time request instructions from the Banks with respect to any actions or approvals which by the terms of this Agreement or any of the Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement or any of the Loan Documents until it shall have received such instructions from the Required Banks. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Loan Documents in accordance with the instructions of the Required Banks.

	8.4 Reliance. The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

	8.5 Indemnification. To the extent that the Agent is not reimbursed and indemnified by Resources, the Banks will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent, acting pursuant hereto, in any way relating to or arising out of this Agree-ment or any of the Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents, in proportion to their respective Commitments hereunder; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expen-ses or disbursements resulting from the Agent's gross negli-gence or wilful misconduct. The obligations of the Banks under this Sec. 8.5 shall survive the payment in full of outstanding Loans, the expiration of any Letter of Credit and the termination of this Agreement.

	8.6 The Agent, Individually. With respect to its Commitment hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Bank. The terms "Banks," "Required Banks" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank or one of the Required Banks. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Resources as if it were not acting pursuant hereto.

	8.7 Resignation by the Agent. The Agent may resign from the performance of all its functions and duties hereunder at any time by giving 15 Business Days' prior written notice to Resources and the Banks. Such resignation shall take effect upon the expiration of such 15 Business Day period or upon the earlier appointment of a successor. Upon any such resignation, the Required Banks shall appoint a successor Agent who shall be satisfactory to Resources and shall be an incorporated bank or trust company. In the event no such successor shall have been so appointed, then any notification, demand or other communication required or permitted to be given by the Agent on behalf of the Banks to Resources hereunder shall be sufficiently given if given by the Required Banks, and any notification, demand, other communication, document, statement, other paper or payment required to be made, given or furnished by Resources to the Agent for distribution to the Banks shall be sufficiently made, given or furnished if made, given or furnished by Resources directly to each Bank entitled thereto and, in the case of payments, in the amount to which each such Bank is entitled. All powers specifically delegated to the Agent by the terms hereof may be exercised by the Required Banks.

	     SECTION 9.  Miscellaneous.

	9.1 Definitions. As used herein the following terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

	     "Affected Bank" shall have the meaning assigned that term in Sec. 2.5(c).

	     "Agent" shall mean Chemical Bank and shall include
(i) any successor corporation thereto by merger, consolidation or otherwise and (ii) any successor to the Agent appointed pursuant to Sec. 8.7.

	     "Aggregate Credit Exposure" shall mean the aggregate amount of the Banks' Credit Exposures.

	      "Agreement" shall mean this Revolving Credit
Agreement, as it may from time to time be amended, supple-mented or otherwise modified.

	     "Applicable Eurodollar Margin" shall have the meaning assigned that term in the definition of "Applicable
Rate".

	     "Applicable Facility Fee Percentage" shall have the meaning assigned that term in the definition of "Applicable Rate".

	     "Applicable Lending Office" shall mean, with respect to each Bank, (i) such Bank's Base Rate Lending
Office in the case of a Base Rate Loan and (ii) such Bank's
Eurodollar Lending Office in the case of a Eurodollar Rate
Loan.

	     "Applicable Percentage" of any Bank at any time shall mean the percentage of the Total Commitment represented by such Bank's Commitment. In the event the Commitments shall have expired or been terminated, the Applicable Percentages shall be determined on the basis of the Commitments most recently in effect, but giving effect to assignments pursuant to Sec. 9.6.

	     "Applicable Rate" shall mean and include the Applicable Facility Fee Percentage and Applicable Eurodollar Margin and at any time will be determined based on the highest Category set forth below in which PPLC's First Mortgage Bonds have been assigned ratings by both Moody's and S&P which meet both of the applicable criteria set forth below (the highest category being Category A).


                              Applicable        Applicable
                             Facility Fee       Eurodollar
     Criteria                 Percentage          Margin


  Category A:

  A- or better and A3
  or better                      .150%             .250%

  Category B:

  BBB+ or better and
  Baa1 or better                 .200%             .300%

  Category C:

  BBB or better and
  Baa2 or better                 .250%             .300%

  Category D:

  BBB- or better and
  Baa3 or better                 .375%             .300%

  Category E:

  BB+ or below or
  Ba1 or below                   .500%             .750%


	     "Bank" shall have the meaning assigned that term in the first paragraph in this Agreement.

	     "Bankruptcy Code" shall have the meaning assigned that term in Sec. 6.5.

	     "Base Rate" shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate and (ii) 1/2 of 1% plus the Federal Funds Rate, each as in effect from time to time.

	     "Base Rate Lending Office" means, with respect to each Bank, the office of such Bank specified as its "Base
Rate Lending Office" on the signature pages to the Agreement or such other office of such Bank as such Bank may from time to time specify as such to Resources and the Agent.

	     "Base Rate Loan" shall mean any Loan during any period during which such Loan is bearing interest at the rates provided for in Sec. 2.1(a).

	     "Borrowing" shall mean the incurrence of one Type of Loan from all the Banks on a given date, all of which Eurodollar Loans shall have the same Interest Period, pursuant to Sec. 1.2; provided, however, that Loans of a different Type extended by one or more Banks pursuant to Sec. 2.5(b) shall be considered a part of the related Borrowing.

	     "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

	     "Capital Lease Obligations" of any person shall mean obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

	     "Closing Date" shall mean May 30, 1996.

	     "Commitment", for each Bank, shall mean the amount specified opposite its name on Schedule I hereto, such Commitment to be reduced by the amount of any reduction thereto effected pursuant to Sec. 1.7 and/or Sec. 6.

	     "Credit Exposure", for each Bank at any time, shall mean the aggregate principal amount at such time of all outstanding Loans of such Bank to Resources, plus the aggregate amount at such time of such Bank's L/C Exposure.

	     "Default" shall mean any event, act or condition which with notice or lapse of time or both would constitute an Event of Default.

	     "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D).

	     "Eurodollar Lending Office" shall mean, with respect to each Bank, the office of such Bank specified as its "Eurodollar Lending Office" on the signature pages to the Agreement or such other office of such Bank as such Bank may from time to time specify as such to Resources and the Agent.

	     "Eurodollar Loan" shall mean any loan during any period during which such Loan is bearing interest at the rates provided for in Sec. 2.1(b).

	     "Event of Default" shall mean each of the Events of Default specified in Sec. 6.

	     "Expiry Date" shall mean the date 364 days from the date hereof.

	     "Facility Fee" shall have the meaning assigned that term in Sec. 1.6(a).

	     "Federal Funds Rate" shall mean for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

	     "First Mortgagee Bonds" shall mean the first mortgage bonds issued by PPLC pursuant to its Mortgage and Deed of Trust dated as of October 1, 1945, as supplemented.

	     "Fronting Bank Fees" shall have the meaning assigned to that term in Sec. 1.6(b).

	     "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

	     "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

	     "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person with respect to deposits or advances of any kind, (c) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person,
(e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or property owned or acquired by such person, whether or not the obligations secured thereby have been assumed but shall not include any obligations that are without recourse to such person, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the amount that would be payable upon the acceleration, termination or liquidation thereof) and
(j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances.

	     "Initial Banks" shall mean Chemical Bank and
Citibank, N.A.

	     "Interest Period" shall mean (a) as to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as Resources may elect in a Notice of Borrowing or Notice of Conversion and (b) as to any Base Rate Loan, the period commencing on the date of such Loan and ending on the date 90 days thereafter or, if earlier, on the Expiry Date or the date of prepayment of such Loan. If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period applicable to a Borrowing of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day.

	     "Interest Rate Protection Agreement" shall mean any agreement providing for an interest rate swap, cap or collar, or for any other financial arrangement designed to protect against fluctuations in interest rates.

	     "L/C Commitment" shall mean the commitment of the Fronting Bank to issue Letters of Credit pursuant to Sec. 1A.

	     "L/C Disbursement" shall mean a payment or disbursement made by the Fronting Bank pursuant to a Letter of Credit.

	     "L/C Exposure" shall mean at any time the sum of
(a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Bank at any time shall mean its Applicable Percentage of the aggregate L/C Exposure at such time.

	     "L/C Participation Fee" shall have the meaning assigned to such term in Sec. 1.6(b).

	     "Letter of Credit" shall mean any letter of credit issued pursuant to Sec. 1A.

	      "Lien" shall mean, with respect to any asset,
(a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vender or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

	     "Loan" shall have the meaning assigned that term in Sec. 1.1.

	     "Loan Documents" shall have the meaning assigned that term in Sec. 8.1.

	     "Moody's" shall mean Moody's Investors Service,
Inc. or any successor thereto.

	     "Notice of Borrowing" shall have the meaning assigned that term in Sec. 1.2.

	     "Notice of Conversion" shall have the meaning assigned that term in Sec. 2.4(a).

	     "Payment Office" shall mean the office of the Agent located at 270 Park Avenue, New York, New York 10017, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

	     "Permitted Liens" shall mean (a) Liens for taxes, assessments or governmental charges or levies to the extent not past due, or which are being contested in good faith in appropriate proceedings for which Resources has provided appropriate reserves for the payment thereof in accordance with GAAP; (b) pledges or deposits in the ordinary course of business to secure obligations under worker's compensation laws or similar legislation; (c) other pledges or deposits in the ordinary course of business (other than for borrowed monies) that, in the aggregate, are not material to Resources; (d) Liens imposed by law such as materialmen's, mechanics', carriers', workers' and repairmen's Liens and other similar Liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings; (e) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that such Liens, in the aggregate, shall not exceed $50,000,000 at any one time outstanding, and (f) other Liens not otherwise referred to in the foregoing clauses (a) through (e) above, provided that such other Liens do not secure at any time obligations in an aggregate amount in excess of $100,000,000 at any time outstanding.

	     "Persons" shall mean and include any individual, firm, corporation, association, trust or other enterprise or any governmental or political subdivision or agency, depart-ment or instrument thereof.

	     "PPLC" shall mean Pennsylvania Power & Light
Company, a Pennsylvania corporation that is a direct
Subsidiary of Resources.

	     "Prime Rate" shall mean the rate which Chemical Bank announces from time to time as its prime lending rate, such Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Chemical Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

	      "Quoted Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate (rounded upwards to the nearest 1/16 of 1%) at which dollar deposits approximately equal in principal amount to the Agent's portion of such Eurodollar Loan and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 A.M. (London time) 2 Business Days prior to the commencement of such Interest Period, without any addition to such offered quotation to give effect to the reserve requirements established for Eurodollar transactions by Regulation D.

	     "Register" shall have the meaning provided in 1.4(b).

	     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect or any successor to all or a portion thereof establishing reserve requirements.

	      "Required Banks" shall mean Banks having Loans the outstanding principal amount of which aggregate (or, if no Loans are outstanding, Banks with Commitments aggregating) at least the majority of the aggregate outstanding principal amount of all Loans (or of the Total
Commitment).

	     "Resources" shall have the meaning assigned that term in the first paragraph of this Agreement.

	     "SEC" shall have the meaning assigned that term in Sec. 5.1(c).

	     "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time."

	     "S&P" shall mean Standard & Poor's Ratings
Services, a Division of the McGraw-Hill Companies Inc. or any successor thereto.

	     "Subsidiary" shall mean any company, partnership, association or other business entity in which Resources and its Subsidiaries now have or may hereafter acquire an aggregate of at least 50% of the voting stock or ownership interests.

	     "Taxes" shall have the meaning assigned that term in Sec. 3.4.

	     "Total Commitment" shall mean the aggregate of all the Commitments of all the Banks.

	     "Type" shall mean any type of Loan, i.e., whether a Loan is a Base Rate Loan or a Eurodollar Loan.

	     "Unaffected Bank" shall have the meaning assigned that term in Sec. 2.5(c).

	     "written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

	9.2 Accounting Principles. All statements to be prepared and determinations to be made under this Agreement, including (without limitation) those pursuant to Sec. 5, shall be prepared and made in accordance with generally accepted accounting principles applied on a basis consistent with the accounting principles reflected in the audited financial statements of Resources for the fiscal year ended December 31, 1995 referred to in Sec. 7.4, except for changes in accounting principles consistent with GAAP.

	9.3 Exercise of Rights. Neither the failure nor delay on the part of any of the Banks or the Fronting Bank to exercise any right, power or privilege under this Agree-ment shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise there-of, or the exercise of any other right, power or privilege.
 The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Banks would otherwise have. No notice to or demand on Resources in any case shall entitle Resources to any other or further notice or demand in similar or other cir-cumstances or constitute a waiver of the right of the Banks or the Fronting Bank to any other or further action in any circumstances without notice or demand.

	9.4 Amendment and Waiver. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Resources and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank directly affected thereby, (i) extend the final scheduled maturity of any Loan, or reduce the rate or extend the time of payment of interest or Facility Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) amend, modify or waive any provision of this Sec. 9.4, (iii) reduce the percentage specified in the definition of Required Banks or (iv) consent to the assignment or transfer by Resources of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termina-tion shall (x) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Bank) or (y) without the consent of the Agent, amend, modify or waive any provision of Sec. 9 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent.

	9.5 Expenses; Indemnification. (a) Resources agrees to pay all reasonable out-of-pocket expenses (i) of the Agent and the Fronting Bank incurred in connection with the preparation, execution, delivery, enforcement and administration (exclusive of any internal overhead expenses) of this Agreement and any and all agreements supplementary hereto and the making and repayment of the Loans, the issuance of the Letters of Credit and the payment of interest, including, without limitation, the reasonable fees and expenses of Cravath, Swaine & Moore, special counsel for the Agent, (ii) of each Initial Bank in connection with any assignments of Commitments or Loans hereunder and (iii) of the Agent, the Fronting Bank and each Bank incurred in connection with the enforcement of this Agreement, including, without limitation, the reasonable fees and expenses of any counsel for any of the Banks with respect to such enforcement.

	     (b) Resources further agrees to pay, and to save the Agent, the Fronting Bank and the Banks harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with Resources' execution or delivery of this Agreement, its borrowings hereunder or Letters of Credit, or its issuance of any notes or of any other instruments or documents provided for herein or deliv-ered or to be delivered by it hereunder or in connection herewith.

	     (c) Resources agrees to indemnify the Agent, the Fronting Bank and each Bank and each of their respective affiliates, directors, officers and employees (each such person being called an "Indemnitee") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Fronting Bank or any Bank is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby. The direct or indirect application or proposed application of the proceeds of any Loan hereunder or the issuance of Letters of Credit and provided that such indemnification shall not extend to disputes solely among the Agent, the Fronting Bank and the Banks; and provided further that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

	     (d) All obligations provided for in this Sec. 9.5 shall survive any termination of this Agreement.

	9.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Resources may not assign or transfer any of its interests hereunder, except to the extent any such assignment results from the consummation of a transaction permitted under Sec. 5.2, without the prior written consent of the Banks and provided further that the rights of each Bank to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Sec. 9.6, provided that nothing in this Sec. 9.6 shall prevent or prohibit any Bank from pledging its rights under this Agreement and/or its Loans hereunder to a Federal Reserve
Bank in support of borrowings made by such Bank from such Federal Reserve Bank. In order to facilitate such an assignment to a Federal Reserve Bank, Resources shall, at the request of the assigning Bank, duly execute and deliver to the assigning Bank a promissory note evidencing its Commitment or Loans made by the assigning Bank hereunder.

	     (b) Each Bank shall have the right to transfer, assign or grant participations in all or any part of its remaining rights and obligations hereunder on the basis set forth below in this clause (b).

	          (A)  Assignments.  Each Bank may assign all
or a portion of its rights and obligations hereunder pursuant to this clause (b)(A) to (x) one or more Banks or any affiliates of any Bank or (y) one or more other Eligible Transferees, provided that (i) any such assignment pursuant to clause (y) above shall be in the aggregate amount of at least $5,000,000, (ii) after giving effect to any such assignment pursuant to clause (x) or (y) above, no Bank shall have a Commitment of less than $5,000,000 unless such Bank's Commitment is reduced to zero pursuant to such assignment, (iii) any assignment pursuant to clause (y), other than an assignment by an Initial Bank, shall require the consent of Resources, which consent shall not be unreasonably withheld, (iv) an Initial Lender shall not assign any percentage of its rights and obligations hereunder without the other Initial Lender assigning the same percentage of its rights and obligations hereunder, and provided further, that, so long as no Loans, together with interest thereon, shall be outstanding and no Default or Event of Default shall have occurred and then be continuing, Resources may at its option terminate the portion of such assigning Bank's Commitment proposed to be assigned pursuant to clause (y) above in lieu of consenting to such assignment, and the Total Commitment shall be reduced in the amount of such termination. Assignments or terminations of all or any portion of any Bank's Commitment pursuant to this clause (b)(A) will only be effective if the Agent shall have received a written notice from the assigning Bank and the assignee, or, in the case of a termination, Resources, and, in the case of an assignment (other than as assignment by an Initial Bank), payment of a nonrefundable assignment fee of $2,500 to the Agent by either the assigning Bank or the assignee. No later than five Business Days after its receipt of any written notice of assignment or termination, the Agent will record such assignment or termination, and the resultant effects thereof on the Commitment of the assigning or terminating Bank and, in the case of an assignment, the assignee, in the Register, at which time such assignment or termination shall become effective, provided that the Agent shall not be required to, and shall not, so record any assignment or termination in the Register on or after the date on which any proposed amendment, modification or supplement in respect of this Agreement has been circulated to the Banks for approval until the earlier of (x) the effectiveness of such amendment, modification or supplement in accordance with Sec. 9.4 or (y) 30 days following the date on which such proposed amendment, modification or supplement was circulated to the Banks. Upon the effectiveness of any assignment or termination pursuant to this clause (b)(A), (x) the assignee, in the case of an assignment, will become a "Bank" for all purposes of this Agreement and the other Loan Documents with a Commitment as so recorded by the Agent in the Register, and to the extent of such assignment or termination, the assigning or terminating Bank shall be relieved of its obligations hereunder with respect to the portion of its Commitment being assigned or terminated.

	          (B) Participations. Each Bank may transfer, grant or assign participations in all or any part of such Bank's interests and obligations hereunder pursuant to this clause (b)(B) to any Eligible Transferee, provided that (i) such Bank shall remain a "Bank" for all purposes of this Agreement and the transferee of such participation shall not constitute a Bank hereunder and (ii) no participant under any such participation shall have any rights under the Agreement or other Loan Document or any rights to approve any amendment to or waiver of this Agreement or any other
Loan Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any of the Loans or the Commitment in which such participant is participating or (y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or Facility Fee or other fees applicable to any of the Loans or Commitments in which such participant is participating or postpone the payment of any thereof. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant's rights against the granting Bank in respect of such participation to be those set forth in the agreement with such Bank creating such participation) and all amounts payable by Resources hereunder shall be determined as if such Bank had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Sections 1.8 and 2.5 on the same basis as if it were a Bank but in no case shall be entitled to any amount greater than would have been payable had the Bank not sold such partici-pations.

	     (c) Each Bank hereby represents, and each Person that becomes a Bank pursuant to an assignment permitted by the preceding clause (b)(A) will upon its becoming party to this Agreement represent, that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Loans held by such Bank shall at all times be within its exclusive control.

	9.7 Notices, Requests, Demands. All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made (i) in the case of notice by mail, when actually received, (ii) in the case of telex or telegraphic notice, when delivered to the telex or telegraph company and (iii) in the case of telex or telecopier notice sent over a telex or a telecopier machine owned or operated by a party hereto, when sent, in each case addressed to Resources, the Agent or the respective Bank, as the case may be, at their respective addresses shown below their signatures hereto or at such other address as such party may hereafter specify in writing to the others. No other method of giving notice is hereby precluded.

	9.8 Survival of Representations and Warranties. All representations and warranties contained herein or otherwise made in writing by Resources in connection herewith shall survive the execution and delivery of this Agreement.

	9.9 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement (other than as relates to Letters of Credit) shall be governed by and construed and interpreted in accordance with the laws of the State of New York. Each Letter of Credit shall be governed by, and construed and interpreted in accordance with the laws or rules designated in such Letter of Credit, or if no such laws or rules are designated, the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce, publication no. 500 (the "Uniform Customs") and, as to matters not governed by the Uniform Customs, the laws of the State of New York.

	9.10 Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument. Complete counterparts of this Agreement shall be lodged with Resources and the Agent.

	9.11 Effectiveness. This Agreement shall become effective on the Closing Date.

	9.12 Transfer of Office. (a) Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank; provided that such Bank shall continue to bear all of its obligations under this Agreement; and provided further that Resources shall not be responsible for costs arising under Sec. 1.8,
2.5 or 3.4 resulting from any such transfer to the extent not otherwise applicable to such Bank prior to such transfer.

	     (b) Upon a Bank becoming aware of any event which will entitle it to any additional amount pursuant to Sec. 2.5(a) or Sec. 3.4, such Bank shall take all reasonable steps (including but not limited to making, maintaining or funding the affected Loan through another office of such
Bank) to avoid or reduce the additional amount payable by Resources; provided that, such steps will not result in any additional costs, liabilities or expenses (not reimbursable by Resources) to such Bank and are not otherwise inconsistent with the interests of such Bank determined in good faith.

	9.13 Proration of Payments. The Banks agree among themselves that, with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Loans, equitable adjustment will be made so that, in effect, all such amounts will be shared ratably among the Banks on the basis of the amounts then owed each of them in respect of such obligation, whether received by voluntary payment, by realization upon security, by the exercise of any right of set-off or bankers' lien, by counterclaim or cross action, under or pursuant to this Agreement or otherwise. Each of the Banks agrees that if it should receive any payment on its Loans of a sum or sums in excess of its pro rata portion, then the Bank receiving such excess payment shall purchase for cash from the other Banks an interest in the Notes of such Banks in such amount as shall result in a ratable participation by each of the Banks in the aggregate unpaid amount of all outstanding Loans then held by all of the Banks. If all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Resources agrees that any Bank so purchasing a participation from another Bank pursuant to this Sec. 9.13 may exercise all its rights of payment with respect to such participation as fully as if such Bank were the direct creditor of Resources in the amount of such participation.

	9.14 Headings Descriptive. The headings of the various provisions of this Agreement are inserted for con-venience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.


	     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.



PP&L RESOURCES, INC.,



By   /s/ R. E. Hill
  Name:  R. E. Hill
	Title:  Senior Vice President -
	        Financial & Treasurer



CHEMICAL BANK,
	Individually and as Agent and
  Fronting Bank



By   /s/ Ronald Potter
  Name:  Ronald Potter
	Title:  Managing Director



CITIBANK, N.A.



By   /s/ Paul T. Addison
  Name:  Paul T. Addison
	Title:  Attorney in Fact



Name of Bank and Address                                Eurodollar Lending
for Notices                 Base Rate Lending Office    Office





CHEMICAL BANK               Same as Name of Bank        Same as Name of Bank
270 Park Avenue
New York, NY 10017
Att: Jaimin Patel
Fax: (212) 270-5007


CITIBANK N.A.               Same as Name of Bank        Same as Name of Bank
399 Park Avenue
New York, NY
Att: Anita Brickell
Fax: (212) 832-9137

                                                          SCHEDULE I



CHEMICAL BANK                                      $ 150,000,000

CITIBANK, N.A.                                       150,000,000

                       Total Commitment             $300,000,000

                                                 EXHIBIT A




                   OPINION OF COUNSEL FOR Resources


		The opinion of Counsel for Resources, referred to in Sec. 4.1(b) of the Agreement shall be to the effect that (terms used herein shall have the meanings specified therefor in the Agreement):

		1.  Resources is duly incorporated, validly
existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to make and perform the Agreement and to borrow under the Agreement.

		2. The making and performance by Resources of the Agreement, have been duly authorized by all necessary corporate action and do not and will not violate any provision of law or regulation, or any decree, order, writ or judgment, or any provision of its charter or by-laws, or result in the breach of or constitute a default under any indenture or other agreement or instrument known to such counsel to which Resources is a party.

		3. The Agreement constitutes the legal, valid and binding obligation of Resources enforceable in accordance with its terms except to the extent limited by bankruptcy, insolvency or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles.

		4. Except as disclosed in or contemplated by Resources's Form 10-K Report to the Securities and Exchange Commission for the year 1995, no litigation, arbitration or administrative proceeding is pending or, to the knowledge of such counsel, threatened, which, if determined adversely to Resources, would materially and adversely affect the ability of Resources to perform any of its obligations under the Agreement. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of such counsel, threatened which questions the validity of the Agreement.

		5. Resources is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

		6. There have not been any "reportable events," as that term is defined in Section 4043 of the Employee
Retirement Income Security Act of 1974, as amended, which would result in a material liability to Resources.

		7. No authorization, consent or approval from governmental bodies or regulatory authorities is required for the making and performance of the Agreement by Resources or for the borrowings thereunder, except such authorizations, consents and approvals as have been obtained prior to the making of any Loans and are in full force and effect.